Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-90649 on Form N–1A of our report dated December 12, 2023, relating to the financial statements and financial highlights of Fidelity Global Equity Income Fund, a fund of Fidelity Investment Trust, appearing in the Annual Report on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 30, 2024